Exhibit 10.11

Catheter and Disposables

Technology Inc.,

A division of CardioTech International

13845 Industrial Park Blvd., Plymouth, MN 55441

Phone: 763-557-1024 Fax: 763-557-0920

Date:	6/23/04
Quotation:	#724 Rev. 2

To:	Jack Jacobs
Company:	CardioVascular BioTherapeutics 14272 Franklin Avenue #110 Tustin, CA 92780

Telephone:	714-368-1520
Fax:	714-368-1517

Introduction:

Catheter and Disposables Technology, Inc. (CDT) a division of CardioTech International, is a full-service medical device product development and manufacturing company focusing on catheters and medical disposable products based on molded and extruded components. CDT has assembled an industry-recognized team of technical experts with the experience, expertise, and tools to develop and manufacture your products.

CDT offers you turnkey solutions for your disposable product needs from idea generation and product specification to clinical prototyping, development, qualification testing, manufacturing, sterilization, and shipment of packaged product.

CDT is a FDA registered medical device manufacturer, ISO 9001, ISO 13485 and EN46001 certified, with a proven history of creating successful products that solve technical, time-to-market, quality, and regulatory compliance issues in a wide range of medical specialties.

As a partner with CDT, you gain a team of experts with experience providing products for many medical specialties. We’ve forged relationships with many successful medical device companies both small and large. At CDT, we understand the products you want and can employ the processes you need to he successful.

Project Scope:

CardioVascular BioTherapeutics has an idea concept for a new non-invasive targeted drug delivery catheter for the cardiovascular market. CDT conducted a workshop yielding 4 specific designs of potential drug delivery catheters. From the workshop presentation, CardioVascular BioTherapeutics has selected two of the designs to be fabricated as first iteration prototypes. Specifically, CardioVascular BioTherapeutics is requesting CDT to design, develop and fabricate prototypes for the “Drug Delivery Catheter w/Braided Anchor” and “Drug Delivery Catheter w/o Anchoring System” designs.

The project initiation will be as follows:

1.	CDT will work concurrently with CardioVascular BioTherapeutics to finalize the catheters designs.

2.	CDT will work concurrently with CardioVascular BioTherapeutics to create individual component engineering drawings.

3.	CDT will procure the following tooling and materials;

•	Proximal Shaft: One 3-Lumen, 8F PU extrusion (higher durometer)
•	Distal Shall: One 3-Lumen, 8F PU extrusion (lower durometer)
•	Fusing Dies and Fusing Jaws
•	Distal Marker Bands
•	Inner Shaft: One Single Lumen Extrusion

•	50 27 Gauge Needles
•	20 Braided Stents
•	Mold for over-molding: inner Shaft/Needle/Braided Stunt
•	Deflection Wires
•	Assembly Mandrels
•	Machined handle components

4.	CDT will develop preliminary processes to fabricate the catheters.

5.	CDT will ship a minimum of 3 of each catheter design (6 total) to CardioVascular BioTherapeutics for evaluation.

6.	CardioVascular BioTherapeutics will provide feedback to CDT.

7.	Based on results of the first iteration of prototypes, CardioVascular BioTherapeutics will either request changes to the mutually agreed to design using the same materials and/or with making minor modification to the tooling and CDT will fabricate a minimum of 3 additional of each catheter design (6 total) for a second iteration of prototypes. AND/OR

8.	CDT will deliver a minimum of 10 of one of the two designs based on the approval by to CardioVascular BioTherapeutics.

Key Assumptions:

•	The catheters will fall under CDT’s Phase 0 design controls.

•	The catheters are considered to be non-qualified and are not acceptable for human use or regulatory submission.

•	This quotation was formulated using a non-braided reinforced extrusion for the catheter shaft.

•	Given the current conceptual design, the prototype iterations may very slightly from the workshop drawings as unique specifications are defined.

•	CDT will perform functional integrity testing to ensure non-statistical reliability.

•	CardioVascular BioTherapeutics owns any tooling, molds and/or materials purchased per this contract. CDT will ship any remaining inventory of materials purchased by CardioVascular BioTherapeutics provided there are no outstanding account receivables.

•	In the event of cancellation, CardioVascular BioTherapeutics shall be obligated to pay CDT for services performed, or for any outstanding periodic payments due and the cost of materials, which CDT has committed, to purchase that cannot be cancelled or cancelled without penalty. The deposit set forth in this contract shall be first used to satisfy these amounts with any balance returned to CardioVascular BioTherapeutics.

•	If CardioVascular BioTherapeutics provides CDT with its shipping carrier’s account number and preferred method of shipment, CDT will not hill CardioVascular BioTherapeutics for shipping and CDT’s standard 15% handling charge.

•	CardioVascular BioTherapeutics will be open to negotiating mutually agreeable materials and design selections.

•	CardioVascular BioTherapeutics will respond to CDT in a timely manner to prevent any delays in the project schedule,

•	CDT will ship the product bulk non-sterile.

•	CDT understands that Jack Jacobs will act as a point of contact for project questions and information delivery.

Deliverables:

•	CDT will provide CardioVascular BioTherapeutics with minimum of 3 of the “w/Braided Anchor” design for the first iteration.

•	CDT will provide CardioVascular BioTherapeutics with minimum of 3 of the “w/o Anchoring System” for the first iteration

•	CDT will provide CardioVascular BioTherapeutics with minimum of 3 of the “w/Braided Anchor” design for the second iteration (if necessary).

•	CDT will provide CardioVascular BioTherapeutics with minimum of 3 of “w/o Anchoring System” design for the second iteration (if necessary).

•	CDT will provide CardioVascular BioTherapeutics with minimum of 10 of one of the two designs (“w/Braided Anchor” or “w/o Anchoring System”) for the final iteration.

Price:

CDT estimates that it will be $69,613 for labor and expenses to complete Steps 1 through 8 as outlined in the Project Scope.

Engineering Fees:			$37,500

Expenses: Proximal Shaft: One 3-Lumen, 8F PU extrusion	$2,500
Distal Shaft: One 3-Lumen, 8F PU extrusion	$2,500
Fusing Dies	$250
Fusing Jaws	$175
Distal Marker Bands	$150
Inner Shaft; One Single Lumen Extrusion	$1,100
27 Gauge Needles (50 units)	$400
Braided Supports (20 units)	$7,350	(estimated)
Mold (Over-molding inner Shaft/Needle/Braided Stent)	$900
Deflection Wires	$325
Assembly Mandrels	$275
Handle components	$12,000	(30 units x $400)

Total expenses	$27,925
Plus 15% handling			$32,113

Total Project Price			$69,613

Delivery:

CDT will commence the project within three days after receiving a purchase order and deposit. CDT is forecasting to ship the first iteration prototypes in 12 to 14 weeks.

Billing Terns:

A purchase order for $69,613 and a deposit of $20,000 is required to initiate this project. Billing will be invoiced monthly, at current billing rates, for work performed. CDT will itemize labor and expenses monthly. Expenses, billed at cost plus 15%, are invoiced monthly and include, but are not limited to materials, extrusions, tooling, fixtures and molds. Expenses and labor will not exceed $69,613 without prior customer approval. The actual amount may be higher or lower than the estimate. If the work requires funding in excess of $69,613 additional funding will be requested. The deposit will be applied to the last invoice(s). In the event, after all invoices have been applied to the customer deposit, a remaining deposit amount exists, CDT will return the amount due, provided all outstanding invoices have been paid in full. Standard Terms and Conditions enclosed.

This quote is valid for 60 days.

Agreement:

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the initiation of the purchase order:

CATHETER AND DISPOSABLES TECHNOLOGY, INC.	CARDIOVASCULAR BIOTHERAPEUTICS

/s/ Laim M. Johnson	/s/ Jack Jacobs
Signed	Signed

Liam M. Johnson	Jack Jacobs
Print Name	Print Name

General Manager	VP & COO
Title	Title

6/23/04	7/13/04
Date	Date

CDT Terms and Conditions, D & D and Mfg

This agreement shall apply to all work and projects performed by Catheter and Disposables Technology, Inc., a Minnesota corporation having an address at 13845 Industrial Perk Blvd Plymouth, Minnesota 55441 (hereinafter called CDT), for Its Clients (hereinafter called CLIENT).

I.    GENERAL TERMS

A.    Project, definition statement, purchase orders or contracts shall define the work to be performed on a best effort basis by CDT. This agreement outlines the terms that apply regarding tacit work. In the absence of a separate written contractual agreement specifically amending or intended to substitute for this agreement the terms outlined in this agreement shall apply. In the event of terms that are not specifically defined in amending or substituting agreements, the term in this agreement shall govern.

B.    Initial payment of fees which may be made in advance of work being performed are nonrefundable. Advances against expenses in which CDT has not made commitments or purchase orders or otherwise are unused will be refunded within sixty (60) days.

CI.    Projects with payment schedules based upon achievement of project milestones may be allowed at the request of the CLIENT. However, CLIENT will be responsible for all balance of the direct expenses and fees specified in the payment schedule.

CII.    Projects with payment schedules based upon application of CDT’s personnel resources may be slowed or terminated at the request of the CLIENT. However, a thirty (30) day notice will be required foe a twenty five (25%) reduction in CDT resources, sixty (60) days for flay percent (50%) reduction, and ninety (90) days for reductions greater than seventy five (75%) percent. For the purposes of the above calculations R&D and manufacturing resources will be calculated as separate categories using current billing rates.

DI.    Projects with payment schedules based upon application of project milestones may have changes made, for example, in materials, product design, manufacturing processes or product specification at the written request of the CLIENT. However, such changes must be approved in writing by CDT and the fees specified in the payment schedule and/or product cost will be adjusted to reflect the changes.

DII.    Projects with payment schedules based upon application of CDT’s personnel resources may have changes made, for example, to materials, product design, manufacturing processes or product specification at the written request of the CLIENT. However, such changes must be approved in writing by CDT and the impact of such changes upon project schedules and/or product costs are the responsibility of the Client.

E.    The client can issue a stop work order for any PO with a five (5) day written notice. However, in the event of cancellation, the client shall be obligated to pay CDT for services performed, services related to the cancellation or for any outstanding periodic payment due and the cost of materials and/or direct expenses which CDT has committed to purchase that cannot be cancelled or cancelled without penalty.

F.    Payments are due within thirty (30) days of the date of invoice. Labor will be billed at CDT’s current billing rates and expenses (e.g. shipping, sterilization, biocompatibility, tooling supplies, and materials shall be billed at CDT’S cost plus fifteen percent (15%). Unless otherwise specified or required by law, at prices will be quoted end billed exclusive of taxes or duties. Such taxes, where applicable, will appear as additional terms on invoices.

G.    Design and documentation will be controlled by CDT standard systems. Client responsibility will be for items indicated in IVD, IVI, IVL and IVJ, shelf life determination, and product design validation (unless otherwise defined in writing).

II.    TERMINATION

A.    In the event CLIENT terminates work between CLIENT and CDT, sixty (60) days written notice is required and terms in 1B, IC, IE and/or IVB shall apply.

B.    In the event CLIENT desires that CDT assist in transferring development or manufacturing to an alternate site, CLIENT shall request a quote from CDT to affect such a transfer. Each party shall remain the exclusive owner of its proprietary information, including without limitation all trade secrets, patents, purchasing specifications, manufacturing processes, quality systems and/or internal practical and such proprietary information shall be valued and protected as such. CDT acknowledges that the CLIENT will own all rights to the Intellectual Property resulting directly from the Research Work. CDT will retain all right to CDT Technology.

“CDT Technology” shall mean techniques, trade secrets. methods, processes, quality systems, and confidential know how possessed by CDT prior to its commencement of, generated outside the scope of its work under this Agreement, generated inside the scope of work without compensation from the CLIENT or any process related know-how used as part of the “work for hire”, and shall include improvements to CDT Technology generated during the scope of its work under this Agreement.

“Intellectual Property” shall mean any and all works of authorship, inventions, copyrights, patent applications and patents (including inventor’s certificates, design applications end utility models) throughout the world, including any substitutions. extensions, reissues, reexaminations, renewals. divisions, provisionals, continuations and continuation-in-part of the foregoing which relate to the research work.

“Compensation” shall mean payment in addition to labor fees and direct expenses as set forth in a specific quote.

In addition, CLIENT shall have a non-exclusive royalty-free license for all rights belonging to CDT, yet not assigned to the CLIENT under this Agreement in connection with the Project. Such license will be sub-licensable by CLIENT.

C.    CDT is under no obligation to disclose CDT proprietary information without compensation,. unless such disclosure is inherently required for CDT to perform obligations hereunder or under any other agreement between CLIENT and CDT.

D.    CDT is under no obligation to disclose any documents contained in the Device Master Record without compensation.

III    MISCELLANEOUS

A.    Independent Contractor. It is agreed that CDT will furnish services for an independent contractor and not as an employee of CLIENT.

B,    Indemnity. CLIENT shall indemnify and hold CDT harmless from any loss, damage or cost (including but not limited to reasonable attorney’s fees and expenses) arising from any claim that product or its operation infringes a patent, trademark, copyright or proprietary right or any claim regarding use of product supplied by CDT which results from any reason other than a failure of CDT to meet the requirements defined in IVE.

C.    CDT guarantees good workmanship in accordance with generally accepted professional standard for work of this nature, CDT MAKES NO OTHER GUARANTEES OR WARRANTIES, EXPRESS OR. IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO WENT WILL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS OR INCIDENTAL OR CONSEQUENTIAL DAMAGES REGARDLESS OF WHETHER ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR ANY CLAIM AGAINST SUCH PARTY BY ANY OTHER PARTY. CDT’s maximum liability arising out of its performance under this Agreement, whether in contract or in tort, is limited to the lesser of Five Hundred Thousand Dollars ($500,000) of any money paid to CDT by Client under this Agreement.

D.    Governing Law. This document shall be construed and interpreted under and in accordance with the laws of the State of Minnesota, USA.

E.    Arbitration. Any disputes arising out of this agreement shall be resolved by binding arbitration under the rules of the American Arbitration Association and shall take place in Minneapolis, Minnesota or Now York, New York. Such disputes shall be submitted to arbitration within ten (10) days of written notification of the existence of a dispute.

F.    All notices. requests or other communications required or permitted to be given under this Agreement will be in writing and will be delivered by express courier, such as Federal Express, or sent by certified or registered mail, postage and certification prepaid, to CLIENT or CDT. Any notice given as aforesaid will be deemed given and effective            ,on actual delivery. Any Party may change its address for notice by notice given in accordance herewith.

The fallowing terms and condition are particularly applicable to long term product supply and the supply of product for human use.

IV.    SUPPLY OF PRODUCT

A.    If and when CLIENT places orders for CDT to manufacture production units, the price to CLIENT shall be based upon actual material, expenses (e.g. sterilization, bioburdens). labor and overhead cost, plus a forty percent (40%) gross margin,

B.    CDT shall plan according to a production schedule supply by CLIENT. Actual production shall be in response to issued purchase orders. Parts purchased by CDT in accordance with the production schedule in excess of actual orders (or made obsolete bye CLIENT initiated change) shall be purchased by CLIENT at CDT’s cost (including 13 percent (13%) burden).

C.    CDT shall test product for conformance to specifications prior to shipment. CLIENT is responsible for evaluating all product, and if any product ii claimed to be defective by CLIENT or a customer of CLIENT, shall obtain a Return Authorization from CDT. In any event product shall be deemed accepted ten days after delivery to CLIENT. If CDT, after inspection of each product, verifies that such condition has not been caused by misuse, abuse, repair, alternation, accident or negligence in storage, transportation or handling, CDT’s liability shall be limited to repair of defects in materials or workmanship, or replacement of the returned product. Such returns must occur within forty-five (45) days of delivery of product. After forty-five (45) days, product will be considered accepted and non-returnable.

D.    CLIENT is responsible for the labeling (including shelf-life specifications), use end shipment (including export) of the product and is responsible for meeting all applicable FDA and other regulations.

E.    CLIENT is responsible for sterilization validation and sterilization unless contracted by CUT.

F.    CLIENT is responsible for packaging validation unless contracted by CDT.

G.    CLIENT is responsible for biocompatibility testing unless contracted by CDT.

H.    CDT will manufacture, package, label, store and ship the product using processes and techniques as defined, accepted or agreed to by CLIENT and CDT. Acceptance of product constitutes acceptance of the process and techniques used for their manufacture These processes and techniques will be consistent with all applicable GMP and FDA requirements for product and usage as defined by CLIENT and accepted or agreed by CDT.

I.    All shipments are F.O.B. point of shipment, transportation at CLIENTS expense, with risk of loss passing to CLIENT at point of shipment.

J.    CDT reserves the right to deliver products in installments and to over or under ship by ten percent (10%). Partial shipments will be invoiced as shipped.

K.    CLIENT is responsible for labeling, use, safety and efficacy. per appropriate regulations of all human use of devices supplied by CDT under development supply phases of projects. All labeling will be defined or supplied by CLIENT.

L.    CLIENT may request changes to specifications, labeling, materials or any ether aspect of a manufacturing productions units being supplied by CDT, however, CLIENT will be responsible the all costs associated with such changes. When CLIENT requests a change CDT will estimate the price of the change and will receive CLIENT approval before implementing the change. CLIENT will be responsible for the price of obsolete inventory per IVB.

M.    CDT and CLIENT shall not make changes to jointly controlled documents (i.e. CDT # XXXXX-5XX) without prior written approval of the other party.

N.    The CLIENT is responsible for all payment of invalid product manufactured by CDT or a third party provided the CLIENT failed to include the current revision level for the products, IFU and label on the purchase order.

V.    REGULATORY REPORTING

CLIENT is responsible for meeting all applicable FDA and other regulations. CDT is responsible for meeting GMP, FDA and other regulations, which apply to a supplier of product to the specification of another entity. FDA MDR regulations mandate responsibilities which can place requirements upon CDT. Therefore:

A.    CLIENT is responsible for product listing and meeting all other applicable reporting requirements. CDT is responsible for maintaining establishment resignation.

B.    CLIENT shall forward to CDT any complaints it wishes CDT’s assistance in investigating. CLIENT is responsible for providing CDT with product and/or pertinent information such as lot number of the product involved.

C.    CDT shall be responsible for supporting CLIENT’s investigation or complaints by promptly conducting analysis and testing of the product involved and shall report promptly to CLIENT subsequent to such analysis and testing. Expenses associated with such investigations will be the responsibility of the CLIENT unless otherwise agreed to by CDT.

D.    CLIENT shall provide CDT with copies of all reports made pursuant to MDR regulations. This is particularly applicable when a report is required by MDR regulations as CDT may be required to submit a report if not informed that it has been submitted by CLIENT.

E.    Both parties stall designate an individual within their morn-nation to be the primary contact regarding regulatory issues.

F.    Device History Record and Design History Records will be stored by CDT for a minimum of five (5) years from the data written or issues. Technical file is the responsibility of the CLIENT.